Exhibit 2.1

MEMBERSHIP INTEREST

PURCHASE AGREEMENT

DATED AS OF AUGUST 2, 2007

By and Among

TP NEWCO LLC

DAVID BARNETT,

GREGG ALWINE

and

GREGG ALWINE,

as Agent

i

ii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

     This Membership Interest Purchase Agreement, dated as of August 2, 2007 (this “Agreement”), is by and among (i) TP Newco LLC (“Buyer”), a limited liability company organized under the laws of Delaware and a wholly-owned subsidiary of TheStreet.com, Inc., a Delaware corporation (“TSC”), (ii) David Barnett and Gregg Alwine (each, a “Seller” and together, the “Sellers”), and (iii) Gregg Alwine, as agent for the Sellers (the “Agent”). Capitalized terms used but not defined herein have the meanings assigned to them on Exhibit A.

     WHEREAS, Sellers own all of the issued and outstanding authorized units of Membership Interest (the “Units”) of Corsis Technology Group II, LLC, a limited liability company organized under the laws of New York (the “Company”);

     WHEREAS, Sellers desire to sell to Buyer the Units, and all of their respective right, title and interest in, to and under the LLC Agreement, and Buyer desires to acquire all of the foregoing from Sellers all as set forth herein; and

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I

PURCHASE AND SALE OF UNITS

     1.1 Purchase and Sale.

(a) Subject to the terms and conditions of this Agreement, upon the consummation of the Closing, (i) each Seller shall sell to Buyer, and Buyer shall purchase from each Seller, the Units owned by such Seller, and all of such Seller’s rights, title and interest in, to and under the LLC Agreement, all of the foregoing free and clear of all Liens, and (ii) Buyer will become the sole member of the Company.

(b) The aggregate purchase price for all of the Units and all of the Sellers’ respective right, title and interest in, to and under the LLC Agreement, shall be as follows: (i) Buyer shall pay the Initial Cash Purchase Price in cash to the Sellers at the Closing and (ii) Buyer shall issue to Sellers an aggregate of 694,230 non-registered shares of common stock, par value $0.01 per share (the “Common Stock”), of TheStreet.com, Inc., a Delaware corporation (such 694,230 shares of Common Stock, the “TSC Stock”, and together with the Initial Cash Purchase Price, the “Base Purchase Price”), at the Closing, 485,960 of which shall be issued to the Sellers and 208,270 of which (the “Escrow Shares”) shall be deposited at Closing with the Escrow Agent to be held by the Escrow Agent under the terms of the Escrow Agreement. As between the Sellers, the Base Purchase Price shall be divided as specified in Schedule 1.1(b) .

(c) The parties agree that $1,000,000 of the consideration received by the Sellers at the Closing will be allocated as consideration in respect of the Sellers’ covenants contained in Section 5.3.

     1.2 Closing. On the terms set forth in this Agreement, the closing of the transactions contemplated by Section 1.1 of this Agreement (the “Closing”) shall take place at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York, immediately after the execution of this Agreement. The date on which the Closing is to occur is herein referred to as the “Closing Date” .

     1.3 Deliveries. In addition to the other requirements set forth in this Agreement:

(a) The Sellers shall deliver to Buyer at the Closing:

(i) an Assignment and Assumption Agreement, dated as of the Closing Date, in the form of Exhibit B hereto (the “Assignment Agreement”), duly executed by each of the Sellers and the Company;

(ii) copies of the resolutions duly adopted by the Company’s management committee authorizing the performance of this Agreement;

(iii) duly executed resignations, dated as of the Closing Date, of all members of the management committee of the Company;

(iv) an Escrow Agreement, dated as of the Closing Date, in the form of Exhibit C hereto (the “Escrow Agreement”), duly executed by the Agent;

(v) an Employment Agreement, dated as of the Closing Date, by and between TSC and David Barnett, in the form of Exhibit D-1 hereto (the “Barnett Employment Agreement”), duly executed by David Barnett;

(vi) an Employment Agreement, dated as of the Closing Date, by and between TSC and Gregg Alwine, in the form of Exhibit D-2 hereto (the “Alwine Employment Agreement”), duly executed by Gregg Alwine;

(vii) a General Release in the form of Exhibit E executed by each of the Sellers;

(viii) a certificate from each Seller certifying that such Seller is not a foreign person that is subject to withholding under Section 1445 of the Code in a form reasonably acceptable to Buyer;

(ix) written evidence that the payment referred to in the proviso to Section 7.1 was made in accordance therewith;

(x) a payoff letter relating to the Merrill Lynch Financing in form and substance reasonably acceptable to Buyer; and

(xi) all other instruments and documents reasonably requested by Buyer.

(b) Buyer shall deliver to the Sellers:

(i) a sum equal to the Initial Cash Purchase Price in immediately available funds to the bank account of Agent specified in Schedule 1.1(b) of this Agreement;

(ii) evidence that the Buyer has deposited the Escrow Shares with the Escrow Agent;

(iii) certificates representing in the aggregate the TSC Stock, less the Escrow Shares (each Seller’s certificate being for the number of shares specified in Schedule 1.1(b) of this Agreement), and with the legend referred to in Section 5.5;

(iv) the Assignment Agreement, duly executed by Buyer;

(v) the Escrow Agreement, duly executed by Buyer; and

(vi) the Barnett Employment Agreement and the Alwine Employment Agreement, duly executed by TSC.

Sellers consent to the payment of the amount specified in clause (i) to a single bank account, and agree that Buyer shall have no responsibility for the division of such amount between the Sellers.

(c) For the avoidance of doubt, any term of this Agreement to the contrary notwithstanding, Buyer shall not be obligated to proceed with the Closing with respect to any particular Seller unless simultaneously therewith all of the instruments specified in Section 1.3(a) are being duly executed and delivered to Buyer and, in particular but without limitation, the Closing is being consummated with respect to the other Seller and Buyer thereby will acquire all of the Units. Any refusal of Buyer to proceed with the Closing with respect to any particular Seller because of any default by any other Seller shall not relieve the latter Seller of liability for its default.

     1.4 Working Capital and Debt Adjustment.

(a) At least two days prior to the Closing Date, the Sellers shall prepare and deliver to the Buyer a written statement (the “Preliminary Statement”) setting forth the Estimated Closing Working Capital and Estimated Closing Debt, and providing reasonable supporting materials. The Estimated Closing Working Capital and Estimated Closing Debt shall be determined in accordance with GAAP and the definitions of Estimated Working Capital and Estimated Closing Debt.

(b) No later than the ninetieth (90th) day after the Closing Date, the Buyer shall cause the Company to prepare and deliver to the Agent a written statement (the “Statement”), setting forth the actual amounts of the Working Capital and Closing Debt. The Working Capital and Closing Debt shall be determined in accordance with GAAP and the definitions of Working Capital and Closing Debt.

(c) The Statement, as prepared by Buyer and delivered to the Agent, shall be deemed to be accepted by the Agent and Sellers and shall be conclusive for the purposes of determining the Working Capital and Closing Debt under this Section 1.4 except to the extent that the Agent shall have delivered, within 30 days following receipt of the Statement, a written notice to Buyer setting forth the items which the Agent disputes as either not being in accordance with the requirements of this Agreement or as having computational errors, specifying in reasonable detail the nature and extent of any such exception (the “Dispute Notice” ). If any change proposed by the Agent is disputed by Buyer, then the parties shall negotiate in good faith to resolve such dispute. If, after a period of 30 days, any proposed change remains disputed, the parties shall submit such remaining dispute(s) to the accounting firm of PricewaterhouseCoopers LLP (the “Independent Accounting Firm”). The Independent Accounting Firm shall agree to (i) resolve only disputes between the Buyer and the Agent related to the calculation of the actual amounts of the Working Capital and Closing Debt and (ii) state in a written report that, in its good faith judgment, it has resolved all such disputes in accordance with the provisions of this Agreement. The determination of the Independent Accounting Firm for any item in dispute cannot be in excess of the greatest value, or less than the lowest value, claimed for that particular item in Buyer’s calculation of Working Capital and Closing Debt, and Agent’s Dispute Notice. The written report of the Independent Accounting Firm shall be final, binding and conclusive on the parties. The Independent Accounting Firm shall have the privileges and immunities of arbitrators and shall act in the capacity of arbitrators in connection with the undertakings described above in this Agreement. Working Capital and Closing Debt as deemed agreed upon pursuant to the first sentence of this Section 1.4(c), as agreed to by the Agent and Buyer pursuant to the second sentence of this Section 1.4(c) or as determined by the Independent Accounting Firm in accordance with this Section 1.4(c), shall be termed the “Final Working Capital” and “Final Closing Debt”, respectively. The fees and expenses of the Independent Accounting Firm will be paid by the party with the highest Differential.

(d) Subject to Section 6.5(b), upon final determination of Final Working Capital in accordance with Section 1.4(c), if the Final Working Capital is greater than the Estimated Closing Working Capital, then Buyer shall pay to Agent in cash an amount equal to such excess by wire transfer to the account specified in writing by Agent. Subject to Section 6.5(b), upon final determination of Final Closing Debt in accordance with Section 1.4(c), if the Final Closing Debt is less than the Estimated Closing Debt, then Buyer shall pay to Agent in cash an amount equal to such excess by wire transfer to the account specified in writing by Agent.

(e) Upon final determination of Final Working Capital in accordance with Section 1.4(c), if the Final Working Capital is less than the Estimated Closing Working Capital, then Sellers (who shall have joint and several liabilities for such payment) shall pay to Buyer in cash an amount equal to such deficiency by wire transfer to the account specified in writing by Buyer. Upon final determination of Final Closing Debt in accordance with Section 1.4(c), if the Final Closing Debt is greater than the Estimated Closing Debt, then Sellers (who shall have joint and several liabilities for such payment) shall pay to Buyer in cash an amount equal to such excess by wire transfer to the account specified in writing by Buyer.

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF BUYER

     Buyer hereby represents and warrants to Sellers as follows:

     2.1 Organization. Buyer and each of its Affiliates that is a party to any Transaction Document are duly incorporated and validly existing under the laws of their respective jurisdictions of organization.

     2.2 Authority. Buyer and each of its Affiliates that is a party to any Transaction Document have all requisite power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which they are a party and to consummate the transactions contemplated hereby and thereby; the consummation by Buyer or such Affiliate of the transactions contemplated hereby or thereby will not result in a breach or a violation of, or a default under, any agreement or instrument by which Buyer or such Affiliate or any of Buyer’s or such Affiliate’s properties is bound or any Law to which Buyer or such Affiliate is subject, nor, except as set forth on Schedule 2.2, require the obtaining of any consent, approval, permit or license from or filing with, any Governmental Authority or other Person by Buyer or such Affiliate in connection with the execution, delivery and performance by Buyer or such Affiliate of this Agreement or any other Transaction Document to which it is a party; and this Agreement and each of the other Transaction Documents constitutes (assuming its due authorization and execution by the other party or its applicable Affiliates) Buyer’s or such Affiliate’s legal, valid and binding obligation and is enforceable against Buyer or such Affiliate in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and except to the extent that equitable remedies, such as injunctive relief or specific performance, are within the discretion of courts of competent jurisdiction. All corporate and other proceedings required to be taken by Buyer or such Affiliate to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party have been taken.

     2.3 Investment. Buyer is acquiring the Units for investment solely for Buyer’s own account and not for distribution, transfer or sale to others in connection with any distribution or public offering in violation of federal or state securities Laws.

     2.4 TSC Stock. The TSC Stock has been duly and validly authorized and, upon consummation of the Closing and issuance of the TSC Stock in accordance with this Agreement, the TSC Stock shall be duly and validly issued, fully paid and nonassessable.

     2.5 Brokers. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Buyer or its directors, officers or employees who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AS TO THE COMPANY

     Each Seller jointly and severally represents and warrants to Buyer as follows (for purposes of this Article III, the term “Company” shall include any entity which is, in whole or in part, a predecessor of the Company):

     3.1 Organization and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all limited liability company powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and as currently proposed to be conducted. The Company (i) has no Subsidiaries and (ii) does not own, of record or beneficially, any outstanding voting securities or other equity interests in any Person. The Company is duly qualified and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore delivered to Buyer true and complete copies of (x) the certificate of formation of the Company and the LLC Agreement as currently in effect and as in effect from time to time since the formation of the Company and (y) all minute books containing the minutes of all meetings of, and all written consents of, the management committee and the members, or board of directors, as the case may be, of (i) the Company, (ii) RTL LLC, (iii) CMT LLC and (iv) CTS Inc.

     3.2 Governmental Authorization. The execution, delivery and performance by the Sellers of this Agreement and the Transaction Documents and the consummation by the Sellers of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental Authority or other Person by the Company.

     3.3 Noncontravention. The execution, delivery and performance by the Sellers of this Agreement and the Transaction Documents and the consummation by the Sellers of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of formation of the Company or the LLC Agreement, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to the Company, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under, any provision of any agreement or other instrument binding upon the Company or (iv) result in the creation or imposition of any Lien on any asset of the Company.

     3.4 Capitalization.

(a) The authorized Membership Interests of the Company consists of 200 Units. As of the date of this Agreement, there are outstanding 100 Units. Schedule 3.4 sets forth a complete and accurate list of all Unit holders of record of the Company, indicating the number of Units held of record by each Unit holder.

(b) All outstanding Units have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive right or any federal or state securities law. Except as set forth in the second sentence of Section 3.4(a), there are no outstanding (i) securities of any nature of, or other equity interests in, the Company, (ii) without limitation of clause (i), options or other rights to acquire from the Company, or other obligation of the Company to issue, any securities or of any nature of, or any equity interest in, the Company or (iii) without limitation of clause (i) or (ii), stock appreciation rights, phantom stock or other rights that are linked to the value or performance of the Company or of any securities of, or other equity interests in, the Company (the items in clauses 3.4(b)(i), 3.4(b)(ii) and 3.4(b)(iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

     3.5 Financial Statements. The Company has provided Buyer true and complete copies of (i) the combined reviewed balance sheets of the Company, CTS, Inc., RTL LLC, mSmart and CMT LLC, as of December 31, 2006 (the “Reviewed Balance Sheet”), the combined reviewed balance sheets of the Company, CTS, Inc., RTL LLC and CMT LLC as of December 31, 2005, and the related combined reviewed statements of income, statements of cash flows and statements of stockholders’ equity and partners’ capital for each of two fiscal years ended on December 31, 2005 and December 31, 2006, together with the notes thereon (collectively, the “Reviewed Financial Statements”), and (ii) the unaudited balance sheets of the Company as of June 30, 2007 (the “Interim Balance Sheet”), the combined unaudited balance sheets of the Company, CTS, Inc., RTL LLC and CMT LLC as of June 30, 2006 and the related unaudited statements of income, statements of cash flows and statements of stockholders’ equity and partners’ capital for the six-month periods ended on June 30, 2007 and June 30, 2006 (collectively the “Interim Financial Statements"). The Reviewed Financial Statements and the Interim Financial Statements have each been prepared in accordance with GAAP (except, in the case of the Interim Financial Statements, for the absence of footnotes) consistently applied throughout the periods indicated, and fairly present the financial position, results of operations, changes in stockholders’ equity and partners’ capital and cash flows of the Company, CTS, Inc., RTL LLC, mSmart and CMT LLC, as the case may be, as at the respective dates thereof and for the periods therein referred to. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Financial books and records and accounts of the Company, CTS, Inc., RTL LLC, mSmart and CMT LLC, as the case may be, used in preparation of the financial statements of the Company, CTS, Inc., RTL LLC, mSmart and CMT LLC, as the case may be, fairly reflect the basis for such financial statements. To the Knowledge of the Company, neither the Company, nor any director, manager, officer, employee, auditor, accountant or representative of the Company, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, material methodologies or methods of the Company or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, and with respect to which appropriate corrective measures have not been taken. To the Knowledge of the Company, no attorney representing the Company, whether or not employed by the Company, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, managers, employees or agents to the management committee of the Company or any committee thereof or to any director, manager, or officer of the Company. To the Knowledge of the Company, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any law, rule, regulations, order, decree or injunction by the Company.

     3.6 Absence of Certain Changes. Since December 31, 2006, the business of the Company has been conducted in the Ordinary Course of Business and there has not been:

(a) any declaration, setting aside or payment of any dividend or other distribution with respect to any Units or other securities of the Company, or any repurchase, redemption or other acquisition by the Company of any Units or other securities of the Company, other than the payment of the dividend to the Sellers consisting of all the shares of mSmart common stock owned of record or beneficially by the Company;

(b) any amendment of the LLC Agreement or of any term of any outstanding security of the Company;

(c) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the Ordinary Course of Business and in amounts and on terms consistent with past practices, but not in any event exceeding $10,000;

(d) any creation or other incurrence by the Company of any Lien on any asset other than in the Ordinary Course of Business;

(e) any making of any loan, advance or capital contributions to or investment in any Person;

(f) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(g) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company, other than (i) transactions and commitments in the Ordinary Course of Business, (ii) the Specified Receivables Transfer, (iii) the Digital Lab Solutions Sale, (iv) the Promotions Acquisition and (v) any other transactions and commitments contemplated by this Agreement);

(h) any change in any method of accounting or accounting practice by the Company, or any change in any Tax reporting method or practice or Tax election;

(i) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer, manager or employee of the Company (or any amendment, change of interpretation of, or announcement relating to any such existing agreement or other Employee Benefit Plan), (ii) grant of any severance or termination pay to any director, officer, manager or employee of the Company, or (iii) change in compensation or other benefits payable to any director, officer, manager or employee of the Company pursuant to any severance or retirement plans or policies thereof; or

(j) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company.

No event, development or state of circumstances or facts has occurred or arisen since December 31, 2006, and no condition, contingency or other state of circumstances or facts exists as of the date hereof, that, when considered individually or together with any other such event, development, condition, contingency or state of circumstances or facts, has had or resulted in (since December 31, 2006), or entails a significant risk of in the future of having or resulting in, a Material Adverse Effect.

     3.7 No Undisclosed Material Liabilities. Except as set forth on Schedule 3.7, there are no liabilities (including without limitation liabilities under Environmental Laws) or obligations of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations provided for in the Reviewed Balance Sheet or disclosed in the notes thereto; and

(b) other undisclosed current liabilities incurred since December 31, 2006 in the Ordinary Course of Business which, individually and in the aggregate, are not material to the Company.

     3.8 Arrangements with Related Persons. Except as set forth on Schedule 3.8, no Seller or any Affiliate of any Seller is an officer, director, manager, employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is party to any Contract with or other transaction involving, the Company. Except as set forth on Schedule 3.8, no Seller or any Affiliate of any Seller owns any asset, or provides any service, used in, or necessary to, the business conducted by the Company.

     3.9 Material Contracts.

(a) Except as disclosed in Schedule 3.9, the Company is not a party to or bound by:

(i) any lease (whether of real or personal property);

(ii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company of $10,000 or more or (B) aggregate payments by the Company of $10,000 or more;

(iii) any sales, distribution or other similar Contract providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Company of $10,000 or more or (B) aggregate payments to the Company of $10,000 or more;

(iv) any partnership, joint venture, stockholders’ agreement or other similar Contract;

(v) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vi) any Contract relating to Debt (in any case, whether incurred, assumed, guaranteed or secured by any asset), or the assumption or guarantee of, or any other act to become responsible for, any obligations of any other Person;

(vii) any option, franchise, license or similar Contract providing for (A) license of any Intellectual Property Right to or from the Company on an exclusive basis, or (B) any license of any Intellectual Property Right to or from the Company that involves a dollar amount in excess of $25,000 per annum or extends for a period of 12 months or more;

(viii) any agency, dealer, sales representative, marketing or other similar Contract;

(ix) any non-competition, secrecy or confidentiality Contract relating to the business of the Company or any other Contract restricting its or any of its current or future Affiliates’ right to conduct the business of the Company or such Affiliate at any time, in any manner or at any place in the world, or the expansion thereof to other geographical areas, customers, suppliers or lines of business, or that grants the other party or any third person “most favored nation" status;

(x) any Contract relating to the sale or transfer of receivables; or

(xi) any other Contract or plan not made in the Ordinary Course of Business that is material to the Company.

(b) Except to the extent the following would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Contract (1) is valid and binding on the Company and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect, and enforceable against the Company and, to the Knowledge of the Company, against the counterparties thereto, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law), (2) shall continue in full force and effect, enforceable against the Company and, to the Knowledge of the Company, against the counterparties thereto, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law), upon consummation of the transactions contemplated by this Agreement, and (ii) neither the Company nor, to the Knowledge of the Company, any counterparty is in breach of, or default (with or without the giving of notice, lapse of time or both) under, any Company Contract.

(c) The Company will be able to fully and timely perform its obligations under, and (to the extent applicable) timely meet all conditions precedent under, outstanding Company Contracts, in the Ordinary Course of Business and without extraordinary effort or expense. No outstanding Company Contract (considered in its entirety) will result in a loss for the Company on a going-forward basis or otherwise is burdensome to the Company, and no outstanding Company Contract has had or resulted in a Material Adverse Effect.

(d) On or prior to the date of this Agreement, the Company has provided to Buyer a true and correct copy of each Company Contract listed on Schedule 3.9 (or, in the case of oral Company Contracts listed on Schedule 3.9, a true and correct summary thereof).

(e) Schedule 3.9 lists all Contracts relating to (i) the purchase of the assets and liabilities of CTS Inc., RTL LLC and CMT LLC by the Company, (ii) the sale of the assets and liabilities of RTL LLC by the Company, (iii) the Digital Lab Solutions Sale, (iv) the Promotions Acquisition and (v) the Specified Receivables Transfer.

     3.10 Litigation. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of the Company, threatened against or affecting, the Company, its business, or any of its properties before any court or arbitrator or any other Governmental Authority, and there is no basis for any such action, suit or proceeding.

     3.11 Compliance with Laws and Court Orders. Schedule 3.11 lists each judgment, injunction, order and decree to which the Company is subject. The Company is not in violation of, and has not violated, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law (including Environmental Law), rule, regulation, judgment, injunction, order or decree.

     3.12 Properties.

(a) The Company does not own, and has not previously owned, any real property.

(b) Schedule 3.12(b) lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Company has delivered to the Buyer true and complete copies of all leases for the Leased Real Property and all amendments thereto. The Leased Real Property is all of the real property used and/or occupied by the Company. The

Company has a valid leasehold estate in all Leased Real Property, free and clear of all Liens. All leases in respect of the Leased Real Property are in full force and effect, the Company has not received any written notice of a breach or default by the Company thereunder and, to the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default by the Company thereunder. None of the Leased Real Property has been leased, subleased or licensed by the Company to third parties.

(c) The Company has good and marketable title to, or valid leasehold interests or license interests in, all of the assets that it purports to own, lease or license (including, but not limited to, all of the assets reflected on the Reviewed Balance Sheet or the Interim Balance Sheet and all of its Owned Intellectual Property Rights and Licensed Intellectual Property Rights), free and clear of all Liens.

(d) The tangible personal property of the Company is in good working condition, reasonable wear and tear and loss due to normal operations excepted and has been maintained in accordance with normal industry practice.

     3.13 Intellectual Property.

(a) Schedule 3.13(a) contains separate true and complete lists of each of

(i)   the Intellectual Property Rights included in the Owned Intellectual Property Rights (other than unregistered copyrights in works whose value is not material to the business or assets of the Company), and all registrations, applications for and applications to register such rights,

(ii)  the Licensed-Out Intellectual Property Rights, and

(iii) the Licensed-In Intellectual Property Rights (excluding software and implied licenses to use items by the Company in the ordinary course of business, that in each case may be purchased over-the-counter for less than $1,000), specifying as to each such Owned or Licensed Intellectual Property Right, as applicable,

(I)     country or jurisdiction of recognition, application or registration,

(III)   nature of right (e.g., patent, copyright, trademark, etc.),

(III)   name, description or title (as applicable),

(IV)   registration or application dates and numbers (as applicable), and

(V)   in the case of Licensed Intellectual Property Rights, identification of the owner, licensor or licensee thereof and, as applicable, a reference sufficient to identify the corresponding Contract on Schedule 3.9.

(b) The Licensed-In Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary for the conduct the business of the Company as currently conducted and as proposed by the Company to be conducted.

(c) The Company’s properties and operations do not infringe, misappropriate or otherwise violate any Intellectual Property Right of any Person. There is no Claim pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company or any present or former officer, director, manager or employee of the Company (i) alleging any such infringement, misappropriation or violation, or (ii) bringing any Intellectual Property Right of any Person to the attention of the Company and proposing or offering to negotiate a royalty-bearing license.

(d) The Company holds all right, title and interest in and to all Owned Intellectual Property Rights and all of the Company’s licenses under the Licensed Intellectual Property Rights, free and clear of any Liens. None of the Owned Intellectual Property Rights is subject to any claims of joint ownership. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property Rights is held by assignment, or subject to an obligation to execute an assignment in favor of the Company, the assignment has been duly executed and delivered and recorded with the Governmental Authority from which the patent or registration issued or before which the application or application for registration is pending. All actions necessary to maintain and protect the Owned Intellectual Property Rights and the Company’s rights in the Licensed Intellectual Property Rights, have been taken, including payment of applicable maintenance fees and filing of applicable renewals, and affidavits of use and incontestability.

(e) To the Knowledge of the Company, no Person has, in the past three years, infringed, misappropriated or otherwise violated, and no Person is at present infringing, misappropriating or violating any Owned Intellectual Property Right.

(f) The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other Confidential Information belonging to it (“Confidential Intellectual Property”). None of the Confidential Intellectual Property has been disclosed other than to employees, representatives and agents of the Company all of whom are bound by written confidentiality and assignment of inventions agreements substantially in the form previously disclosed to Buyer. All such employees, representatives and agents are also bound to carry out the Company’s confidentiality obligations with regard to Confidential Information disclosed to the Company by others, and to the Knowledge of the Company no such employees, representatives or agents have, within the past three years, or are at present, violating such obligations.

(g) To the Knowledge of the Company, all Owned Intellectual Property Rights are valid and enforceable. None of the Owned Intellectual Property Rights is the subject of any challenge, claim or counterclaim of invalidity or unenforceability, opposition, cancellation, interference, protest, public use proceeding, reexamination request, reissue proceeding or similar proceeding before any Governmental Authority, nor to the Knowledge of the Company has any such proceeding been threatened.

(h) All products sold by the Company or under any license granted by the Company and covered by a patent, trademark or copyright included in the Owned Intellectual Property Rights have been marked with the notice (applicable as of the date hereof) of all nations requiring such notice in order to be enforceable and/or collect damages.

(i) Schedule 3.13(i) sets forth a complete list of all domain names now used or contemplated to be used by the Company. Except as set forth on Schedule 3.13(i), all such domain names are currently registered and in good standing, and the Company is shown on the records of the registrar thereof as the sole owner thereof and has the sole power to designate the name servers for the domain name with the registrar thereof. The Company has received no notice or communication stating that any Person is challenging the right of the Company to use any such domain name.

(j) No software as to which the Company claims ownership of any Intellectual Property Right is subject to any obligation on the part of the Company either (i) to make the source code for such software generally open or available to others, or (ii) not to impose restrictions as to duplication, modification, distribution, use or reverse engineering by its licensees.

     3.14 Insurance Coverage. The Company has furnished to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, managers, officers or directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Company has otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since December 31, 2005 and remain in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company. The Company does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. The Company shall after the Closing continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

     3.15 Licenses and Permits. Schedule 3.15 correctly describes each license, franchise, permit (including without limitation Environmental Permits), certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company (the “Permits”) together with the name of the Governmental Authority or entity issuing such Permit. Except as set forth on the Schedule 3.15, (i) the Permits are valid and in full force and effect, (ii) the Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

     3.16 Environmental Laws.   (a) The Company complies in all material respects with all applicable Environmental Laws, and possesses and complies with all Environmental Permits required under such laws.

(b) There has been no release or threatened release of any pollutant, petroleum or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste (each, a “Hazardous Substance” ) on, upon, into or from any site currently or previously owned, leased or otherwise used by the Company or, to the Knowledge of the Company, a predecessor entity to the Company. There have been no Hazardous Substances generated by the Company or, to the Knowledge of the Company, a predecessor entity to any Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund" site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States.

     3.17 Brokers. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     3.18 Employees. Schedule 3.18 sets forth a true and complete list of (a) the names, titles, annual salaries and other compensation of all managers or officers of the Company and all other employees of the Company and (b) the wage rates for non-salaried employees of the Company (by classification). None of such employees and no other key employee of the Company has indicated to the Company that she or he intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date. Each individual who is treated by the Company as an independent contractor or as the employee of a third party is properly so treated under applicable law.

     3.19 Labor Matters. The Company is not party to any labor or collective bargaining contract. To the Knowledge of the Company, there are no organizing activities or collective bargaining arrangements that could affect the Company pending or under discussion with any labor organization or group of employees of the Company. The Company is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, or involved in or, to the Knowledge of the Company, threatened with, any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of the Company. There are no lockouts, strikes, slowdowns or work stoppages pending or, to the Knowledge of the Company, threatened by or with respect to any employees of the Company.

     3.20 Employee Benefit Plans.

(a) Schedule 3.20 lists each Employee Benefit Plan. To the extent applicable, with respect to each Employee Benefit Plan the Company has made available to Buyer correct and complete copies of the plan document, the summary plan description, the most recent determination letter received from the Internal Revenue Service, the two most recent Form 5500 annual reports (with all attachments), and all related trust agreements, insurance contracts, funding agreements and service agreements. No Employee Benefit Plan covers employees other than managers or employees of the Company and, where applicable and permitted under a Employee Benefit Plan, the spouses, dependents, estates or other designated beneficiaries of such employees.

(b) Each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with its terms and the applicable requirements of ERISA, the Code and other applicable Laws and (ii) each such Employee Benefit Plan which is intended to be qualified under Code § 401(a) is the subject of a favorable determination letter issued by the Internal Revenue Service and the Company is not aware of any facts or circumstances which could jeopardize such qualified status.

(c) All required contributions (including, where applicable, all insurance premiums or other payments) that are due have been timely made within the time periods prescribed by the Code, ERISA and the terms of the applicable Employee Benefit Plan, and all contributions, premiums and other payments which are not yet due have been properly accrued in accordance with GAAP. The Company has no unfunded Liability with respect to any Employee Benefit Plan.

(d) Neither the Company nor any ERISA Affiliate has ever contributed to or been obligated to contribute to, or has any liability (contingent or otherwise) with respect to, any employee pension benefit plan (within the meaning of Section 3(2) of ERISA), including any Multiemployer Plan, which is subject to Code § 412, Section 302 of ERISA or Title IV of ERISA.

(e) None of the Employee Benefit Plans provides health, life insurance or other welfare type benefits for retired or terminated employees, their spouses, or their dependents, other than continuation coverage required by Code § 4980B or the applicable provisions of state law.

(f) No promise or commitment to adopt, amend or improve any Employee Benefit Plan for the benefit of any current or former director, officer or employee of the Company has been made.

(g) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, will (i) materially increase the amount of benefits otherwise payable under any Employee Benefit Plan, (ii) result in the acceleration of the time of payment, exercisability, funding or vesting of any such benefits, or (iii) result in any payment (whether severance pay or otherwise) becoming due to, or with respect to, any current or former employee of director of the Company. No payment or series of payments that would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code) has been made or will be made by the Company, directly or indirectly, to any employee in connection with the execution of this Agreement or as a result of the consummation of the transactions contemplated hereby.

(h) No event has occurred and no condition exists with respect to any Employee Benefit Plan which could subject any Employee Benefit Plan, the Company, Buyer, or any of their employees, agents or directors, directly or indirectly (through an indemnification agreement or otherwise), to a liability for a breach of fiduciary duty, a “prohibited transactions,” within the meaning of Section 406 of ERISA or Section 4975 of the Code, or a tax, penalty or fine under ERISA or the Code.

(i) No Claims are pending or, to the Company’s Knowledge, threatened with respect to any Employee Benefit Plan, and there are no facts which could give rise to any such Claims (other than routine claims for benefits in the Ordinary Course of Business). No Employee Benefit Plan is currently under governmental investigation or audit and, to the Knowledge of the Company, no such investigation or audit is contemplated or under consideration.

(j) No event has occurred and no condition exists with respect to any employee benefit plan or arrangement currently or previously maintained or contributed to by any ERISA Affiliate which could subject the Company or Buyer to liability, including liability under Sections 4971 or 4980B of the Code.

(k) Substantially adequate and complete records have been and are maintained with respect to each Employee Benefit Plan and are in the custody of the Company or a third party service provider retained by the Company.

(l) Any Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code § 409A) that is subject to Code § 409A has at all applicable times been operated in compliance with the requirements of Code § 409A and neither the Company or any Affiliates have liability for withholding taxes with respect to any amounts includible under Code § 409A(1)(B).

     3.21 Taxes. Except as set forth in Schedule 3.21, (a) all Tax Returns required to be filed by or with respect to the Company have been timely filed (taking into account any extension of time to file granted or obtained) and all such Tax Returns are true, correct and complete; (b) the Company has not requested any extension of time within which to file any such Tax Returns; (c) all Taxes required to be paid with respect to such Tax Returns have been paid or will be timely paid; (d) no deficiency for any amount of Tax has been asserted or assessed by a Taxing Authority in writing against the Company that has not been satisfied by payment, settled or withdrawn and, to the Knowledge of the Company, there would be no proper basis for any such deficiency; (e) the Company has not received notice from a jurisdiction in which it is not currently filing a Tax Return that it should be filing a Tax Return in such jurisdiction; (f) the Company has provided Buyer access to complete and accurate copies of all Tax Returns filed by the Company for all periods for which the statute of limitations is still open; (g) there are no pending or, to the Knowledge of the Company, threatened audits or Claims for or relating to any Taxes owing or allegedly owing by or any Tax Returns filed by or on behalf of the Company, and the Company has not received any notice that any Taxing Authority intends to audit a Tax Return of the Company for any period; (h) the Company has not agreed to the extension of any statute of limitations for assessment of Taxes; (i) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and has complied with all applicable information reporting requirements; (j) there are no requests for rulings in respect of any Tax pending by the Company with any Taxing Authority, and the Company has not received any written ruling of a Taxing Authority or entered into any written and legally binding agreement with a Taxing Authority; (k) the Company will have no liability on or after the Closing Date under any Tax sharing agreement or Tax indemnity agreement as a transferor or successor, by contract or otherwise existing on or before the Closing Date; (l) the Company is not party to any existing tax sharing agreement that may or will require that any payment be made by or to the Company on or after the Closing Date; and (m) for United States federal, state and local income tax purposes, the Company is, and has always been, treated as a partnership within the meaning of Treas. Reg. § 301.7701 -2(c)(1).

     3.22 Full Disclosure. The information relating to the Company provided to Buyer by or on behalf of the Company prior to the date of this Agreement is in accord with the books and records of the Company and is accurate and complete and fairly presents the data and other information it purports to present and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements or other information contained therein not misleading. No representation or warranty or statement contained in this Agreement, the exhibits and schedules to this Agreement or any of the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. Neither the Company nor any of the Sellers is aware of any facts pertaining to the Company which could have or result in a Material Adverse Effect and which have not been disclosed in this Agreement, the schedules to this Agreement, the Reviewed Financial Statements or the Interim Financial Statements.

     3.23 Suitability. Neither the Company nor, to the Knowledge of the Company, any of its managers, officers or any other affiliate of the foregoing (a) has ever been convicted of or indicted for any felony or any crime involving fraud, misrepresentation or moral turpitude, (b) is subject to any judgment barring, suspending or otherwise limiting the right of the Company or such Person to engage in any activity or (c) has ever been denied any Permit affecting the Company’s or such Person’s ability to conduct any activity currently conducted or currently contemplated to conducted by the Company or such Person, nor, to the Knowledge of the Company, is there any basis upon which such Permit may be denied.

     3.24 Bank Account, Officers. Schedule 3.24 sets forth the name of each bank in which the Company has accounts or safe deposit boxes or standby letters of credit, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

     Each Seller jointly and severally represents and warrants to Buyer as follows (in the case of Gregg Alwine as to such Seller both in his individual capacity and in his capacity as Agent):

     4.1 Authority. Such Seller has all requisite power and authority and is legally competent to execute, deliver and perform this Agreement and the other Transaction Documents to which he is a party and to consummate the transactions contemplated hereby and thereby; the consummation by such Seller of the transactions contemplated hereby or thereby will not result in a breach or a violation of, or a default under, any agreement or instrument by which such Seller or any of such Seller’s properties is bound or any Law to which such Seller is subject, nor require the obtaining of any consent, approval, permit or license from or filing with, any Governmental Authority or other Person by such Seller in connection with the execution, delivery and performance by such Seller of this Agreement or any other Transaction Document to which he is a party; and this Agreement and each of the other Transaction Documents constitutes (assuming its due authorization and execution by the other party or its applicable Affiliates) such Seller’s legal, valid and binding obligation and is enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and except to the extent that equitable remedies, such as injunctive relief or specific performance are within the discretion of courts of competent jurisdiction.

     4.2 Title. Each Seller is the record and beneficial owner of the number of Units set forth opposite such Seller’s name on Schedule 3.4, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares). Each Seller has good and marketable title to his Units and such Seller’s rights under the LLC Agreement, free and clear of all Liens. Upon consummation of the Closing, (a) each Seller will transfer to Buyer good and marketable title to all of his Units and Seller’s rights under the LLC Agreement, free and clear of all Liens, and (b) Buyer will own all of the outstanding Units free and clear of all Liens and will be the sole Member and equityholder of the Company.

     4.3 Assets. Neither Seller nor any of his respective Affiliates own, use or hold for use any assets that are related to the business of the Company.

     4.4 Investment.

(a) Such Seller is acquiring the TSC Stock for investment solely for Seller’s own account and not for distribution, transfer or sale to others in connection with any distribution or public offering in violation of federal or state securities Laws. Such Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(b) Such Seller has such knowledge, experience and skill in financial and business matters in general and with respect to investments of a nature similar to an investment in TSC so as to be capable of evaluating the merits and risks of, and making an informed business decision with regard to, the investment in the TSC Stock contemplated by this Agreement.

(c) Such Seller has (i) received all information that Seller deems necessary to make an informed investment decision with respect to an investment in TSC and (ii) had the unrestricted opportunity to make such investigation as Seller desires pertaining to TSC and an investment therein and to verify any information furnished to Seller.

(d) Such Seller understands that such Seller must bear the economic risk of an investment in TSC for an indefinite period of time because the TSC Stock (i) has not been registered under the Securities Act or applicable state or foreign securities Laws and (ii) may not be sold, transferred, pledged or otherwise disposed of except if it is registered in accordance with the provisions of the Securities Act and applicable state or foreign securities Laws or registration thereunder is not required.

(e) Such Seller understands that TSC is not obligated to register the TSC Stock for resale under the Securities Act or any applicable state or foreign securities Laws and that TSC is not obligated to supply Seller with information or assistance in complying with any exemption under the Securities Act or any applicable state or foreign securities Laws.

     4.5 Brokers. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     4.6 Litigation. There are no Claims, orders or complaints pending, threatened against or affecting such Seller in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

     4.7 Foreign Status. None of the Sellers is a foreign person subject to withholding under Section 1445 of the Code, and certification to that effect will be delivered to the Buyer at or prior to the Closing.

ARTICLE V

COVENANTS

     5.1 Announcements. Each Seller agrees not to issue, or cause to be issued, any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of Buyer.

     5.2 Confidential Information. Each Seller acknowledges that, from time to time, he has received, developed or otherwise had access to or been exposed to information from or regarding the Company or Persons with which the Company does business in the nature of lists of actual and potential customers, trade secrets, marketing, distribution and sales methods and systems, finances or other information that otherwise is proprietary to the Company, confidential or non-public (all of the foregoing, collectively, “Confidential Information”), and that the release or use of any such Confidential Information is reasonably likely to be materially damaging to the Company or Persons with which the Company does business. Each Seller covenants that he shall, and shall cause his Affiliates to, hold in strict confidence and not use any Confidential Information and shall not disclose it to any Person, except for disclosures compelled by Law (but Seller must notify Buyer and the Company promptly of any request for that information, before disclosing it if practicable and permitted by Law).

     5.3 Non-Compete; Other Activities.

(a) Each Seller covenants that, from the date hereof until the date that is five years following the date hereof (the “Restricted Period”), such Seller will not, and will cause each Affiliate of such Seller not to, directly or indirectly:

(i)   (x) engage or participate anywhere in the world in any business or other activities, or render services to (whether as an employee, consultant, lender, director, officer, principal, agent, stockholder, member, owner, partner, operator, trustee, manager, strategic partner or otherwise), or permit his name to be used in connection with the activities of, any other Person that engages or participates anywhere in the world in any business or other activities, in each case which competes to any extent with any business conducted or proposed to be conducted by the Company, or by TSC or any of its subsidiaries, on the date hereof, or (y) own any equity interest in any Person that does any of the foregoing;

(ii)   solicit, induce or attempt to induce (or participate to any extent in the efforts of any other Person to solicit, induce or attempt to induce) any officer, manager or employee of TSC or any of its subsidiaries (including the Company) (each, a “Restricted Employee”) to leave the employ of TSC or any of its subsidiaries (including the Company) or violate the terms of their Contracts with TSC or any of its subsidiaries (including the Company);

(iii)   hire (or participate to any extent in the efforts of any other Person to solicit, induce or attempt to induce) any Restricted Employee or any individual that was a Restricted Employee at any time within the six months preceding such hiring; or

(iv)   other than (x) to the extent necessary in order to comply with applicable law or any legal process to which such Seller may become subject or (y) to the extent necessary in connection with the enforcement of any rights that such Seller may have hereunder or under his Employment Agreement, make any comments which could reasonably be viewed as disparaging (A) the Company or TSC or any of their Affiliates or their businesses, or (B) without limiting the generality of clause (A), the professional skills of any of their respective officers, managers or executives;

provided, however, that (A) the foregoing clause (ii) will not prohibit any Seller (or any of his Affiliates) from making generalized searches for employees by the use of advertisements in the media (including trade media) or by engaging search firms to engage in searches that are not targeted or focused on any Restricted Employee or former Restricted Employee (any proscribed act, activity or ownership under clause (i), (ii), (iii) or (iv), after giving effect to this clause (A), a “Restricted Activity”), (B) a Seller will not be in breach of this Section 5.3(a) solely by reason of the beneficial ownership by such Seller (or any Affiliate of such Seller) of less than 2% (for such Seller and all of such Seller’s Affiliates considered in the aggregate) of the capital stock of a Person engaged in a Restricted Activity if such Seller does not control the operation or management of such Person engaged in a Restricted Activity and (C) a Seller will not be in breach of this Section 5.3(a) solely by reason of such Seller’s ownership of an equity interest in mSmart, Organizedwisdom, LLC, a New York limited liability company, and Indigo Design LLC, a New York limited liability company, for so long as such companies are exclusively engaged in the type of business described for such company on Schedule 5.3(a) hereto.

(b) Each Seller agrees, that in addition to the covenants expressly set forth in Section 5.3(a), Section 5.3(a) is hereby deemed (including for purposes of applying Section 5.3(c)) also to include a series of separate covenants (which are hereby deemed to be, and in any event to have the same effect as if, fully set forth in said Section), as follows: (i) in the case of clause (i) of Section 5.3(a), one covenant for each country in the world, one covenant for each state or province (or similar political subdivision, including territories and possessions), county (or similar political subdivision) or city included within each such country and, with respect to each such country, state or province (or similar political subdivision), county (or similar political subdivision) or city, one covenant for each period which commences on the Closing Date and either ends on an anniversary of the Closing Date prior to the last day of, or ends on the last day of, the Restricted Period; (ii) in the case of each of clauses (ii) and (iii) of Section 5.3(a), one covenant for each Restricted Employee and, with respect to each Restricted Employee, one covenant for each period which commences on the Closing Date and either ends on an anniversary of the Closing Date prior to the last day of, or ends on the last day of, the Restricted Period; and (iii) in the case of clause (iv) of Section 5.3(a), one covenant for each period which commences on the Closing Date and ends on an anniversary of the Closing Date; with each such separate, additional covenant being deemed to be identical to the applicable restrictive covenant set forth in Section 5.3(a) except as specified in this Section 5.3(b) .

(c) It is the desire and intent of the parties hereto that the provisions of this Section 5.3 shall be enforced to the fullest extent permitted under the Laws and public policies of each jurisdiction in which enforcement is sought. Without limitation of any party’s rights under Section 7.7, if any court determines that any provision of this Section 5.3 is unenforceable with respect to any particular jurisdiction, such court will have the power to reduce the duration or scope of (or otherwise modify) such provision, as the case may be, to the minimum extent necessary to render such provision enforceable with respect to such jurisdiction and, in modified form, such provision shall be enforceable; it is the intention of the parties hereto that the foregoing restrictions shall not be terminated, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only in relation to the particular jurisdiction just mentioned.

     5.4 Reasonableness; Injunctive Relief. Each Seller acknowledges and agrees that the restrictions contained in Sections 5.2 and 5.3 are a reasonable and necessary protection of the immediate interests of Buyer and the Company, and any violation of these restrictions would cause irreparable injury to Buyer and the Company for which monetary damages are inadequate, difficult to compute, or both, and that Buyer would not have entered into this Agreement without receiving the consideration offered by Seller in binding himself and his Affiliates to these restrictions. In the event of a breach or a threatened breach by a Seller or his Affiliates of these restrictions, each of Buyer and the Company will be entitled to an injunction restraining such Seller and/or his Affiliates from such breach or threatened breach (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond); provided, however, that the right to injunctive relief will not be construed as prohibiting Buyer or the Company from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

     5.5 Legend.

(a) Each Seller acknowledges and agrees that the TSC Stock acquired by him pursuant to this Agreement may not be sold, and that he will not directly or indirectly offer or sell any of such TSC Stock, other than in compliance with the Securities Act and all other applicable state or foreign securities Laws.

(b) Each Seller agrees that the TSC Stock delivered pursuant to this Agreement will contain the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, ANY SUCCESSOR LAW, THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION WITHIN THE UNITED STATES AND ITS TERRITORIES, POSSESSIONS OR THE SECURITIES LAWS OF ANY FOREIGN JURISDICTION. THESE SECURITIES MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THESTREET.COM, INC. IS RECEIVED STATING THAT SUCH TRANSACTION IS NOT SUBJECT TO THE REGISTRATION AND/OR PROSPECTUS DELIVERY REQUIREMENTS OF ANY SUCH JURISDICTION. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THESTREET.COM, INC. MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY SECTION 4(2) THEREUNDER.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL, AS SET FORTH IN AN AGREEMENT DATED AUGUST 2, 2007, BY AND AMONG TP NEWCO LLC, DAVID BARNETT, GREGG ALWINE AND GREGG ALWINE, AS AGENT. A COPY OF SUCH RESTRICTIONS MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THESTREET.COM, INC. AT ITS PRINCIPAL EXECUTIVE OFFICES.

This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement between TheStreet.com, Inc. (the “Corporation”) and the Rights Agent thereunder (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Corporation. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Corporation will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge, promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring

Person or any Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void.

     5.6 Right of First Refusal. Each Seller covenants and agrees that he shall not, directly or indirectly, transfer, assign, convey, sell, subject to any Lien or otherwise transfer, whether or not by operation of Law (each, a “Transfer”), any of the TSC Stock to any other Person, except (i) with Buyer’s prior written consent, (ii) as provided in this Section 5.6 or (iii) to any Family Member of such Seller, provided that the restrictions contained in this Agreement will continue to apply to such TSC Stock after any Transfer pursuant to clause (iii) above and each transferee of such TSC Stock shall agree in writing, prior to and as a condition to the effectiveness of such Transfer, to be bound by the provisions of this Agreement, without modification or condition, subject only to the consummation of the Transfer. Upon any Transfer of TSC Stock pursuant to clause (iii) of the immediately preceding sentence, the transferor will deliver a written notice to the Company and the other parties to this Agreement, which notice will disclose in reasonable detail the identity of such transferee(s) and shall include an original counterpart of the agreement of such transferee(s) to be bound by this Agreement in form and substance satisfactory to Buyer. In the event that any Seller has received a bona fide offer from a non-Affiliated Person (the “Proposed Transferee”) to, directly or indirectly, assign, convey or otherwise transfer, whether or not by operation of Law, to the Proposed Transferee any of the TSC Stock (the “Offered TSC Stock”) solely for cash fully payable at closing (any such offer, a “Qualifying Offer”), and such Seller desires to accept such Qualifying Offer, Seller shall give prompt written notice to such effect (the “First Refusal Notice”) to Buyer. The First Refusal Notice shall specify such Seller’s bona fide desire to sell the Offered TSC Stock to the Proposed Transferee pursuant to the Qualifying Offer, the identity of the Proposed Transferee, the number of shares constituting the Offered TSC Stock, the proposed price per share of Offered TSC Stock and any other terms and conditions of such proposed transaction. The First Refusal Notice shall constitute a non-rescindable offer by such Seller to Buyer to sell any or all of the Offered TSC Stock on the price and terms and conditions set forth in the First Refusal Notice. Buyer, if it desires to accept such offer, shall, within 30 days after receiving the First Refusal Notice, give Seller written notice to such effect, specifying whether it desires to purchase all or a portion of the Offered TSC Stock (the “Acceptance Notice”). If (a) Buyer does not give to the relevant Seller the Acceptance Notice within such 30-day period or (b) the Acceptance Notice relates to a portion but not all of the Offered TSC Stock, then, at any time within 15 days following the expiration of the time period for the giving of the Acceptance Notice, such Seller may assign, convey, sell or otherwise transfer, in the case of clause (a) of this Section 5.6, the Offered TSC Stock, and in the case of clause (b) of this Section 5.6, the portion of the Offered TSC Stock not covered by the Acceptance Notice, to the Proposed Transferee but only on such terms and conditions that are no more favorable to the Proposed Transferee than the terms included in the First Refusal Notice and only at a price that is equal to or higher than the price stated in the First Refusal Notice, provided that such right of such Seller to assign, convey, sell or otherwise transfer the Offered TSC Stock (or a portion thereof) shall expire at the end of such 15-day period and the restrictions set forth in this Section 5.6 shall apply to any such future assignment, conveyance, sale or other transfer. In the event that Buyer gives the relevant Seller an Acceptance Notice, then, on such business day as Buyer shall set forth in the Acceptance Notice, which shall be not less than five days nor more than 30 days after the giving of the Acceptance Notice, Buyer shall purchase from such Seller, and such Seller shall sell to Buyer (or its designee), the Offered TSC Stock (or the portion thereof as specified in the Acceptance Notice), free and clear of all Liens for the price stated in the First Refusal Notice and upon the other terms and conditions of the First Refusal Notice.

     5.7 Certain Tax Matters. (a) The parties acknowledge that for U.S. Federal income tax purposes the Company shall be deemed to have terminated as of the Closing Date and the Company’s taxable year shall close on the Closing Date. The Agent will cause to be prepared and filed in a manner consistent with past practice all partnership income Tax Returns required to be filed by the Company for periods ending on or prior to the Closing Date (any such period, a “Pre-Closing Period”). The Company’s income Tax Return for the period ending on the Closing Date will include an election under Section 754 of the Code. No later than 30 days prior to the filing of any such Tax Returns, the Agent shall provide to Buyer advance copies of such Tax Returns for review and approval (such approval not to be unreasonably withheld). Sellers will pay, and will jointly and severally indemnify and hold harmless the Buyer and its Affiliates (including, after the Closing, the Company) from and against any Taxes imposed with respect to any Pre-Closing Period to the extent such Taxes exceed the accruals for such Taxes reflected in the Final Working Capital (as finally determined in accordance with Section 1.4) .

(b) Buyer shall cause to be prepared and filed all Tax Returns of the Company for taxable periods beginning prior to but ending after the Closing Date (any such period, a “Straddle Period”). Sellers will pay, and will jointly and severally indemnify and hold harmless the Buyer and its Affiliates (including, after the Closing, the Company) from and against any Taxes allocable to the portion of a Straddle Period which ends on the Closing Date to the extent such Taxes exceed the accruals for such Taxes reflected in the Final Working Capital (as finally determined in accordance with Section 1.4) . For purposes of this Section 5.7(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire tax period multiplied by a fraction, the numerator of which is the number of days in the portion of the tax period ending on the Closing Date and the denominator of which is the number of days in the entire tax period and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant tax period ended on the Closing Date, except that exemptions, allowances and deductions (such as depreciation deductions) calculated on an annual basis shall be prorated between the portion of the applicable Straddle Period that ends on the Closing Date and the portion after the Closing Date on a per diem basis. Except to the extent that such Taxes were reflected as an asset of the Company in the Final Working Capital (as finally determined in accordance with Section 1.4), any Taxes for a Straddle Period paid prior to the Closing Date shall be deducted from the Sellers’ liability pursuant to this Section 5.7(b), and to the extent in excess of such liability, will be refunded to the Sellers by the Buyer.

(c) In the event that Buyer or any of its Affiliates receives notice of any examination, claim, adjustment, or other proceeding with respect to the liability for any Taxes for which the Sellers are or may be liable under Section 5.7(a) or (b), Buyer shall promptly notify the Agent in writing thereof; provided, however, that the failure to promptly give such notice shall not relieve the Sellers of their indemnity obligations hereunder except to the extent that the Sellers’ rights to contest the examination, claim, adjustment, or other proceeding are thereby materially prejudiced. As to any examination, claim, adjustment or other proceeding relating to a taxable period of the Company that ends on or before the Closing Date, the Agent shall be entitled at the Sellers’ expense to control the contest of such examination, claim, adjustment, or other proceeding; provided, however, that the Agent may not, without the consent of Buyer (such consent not to be unreasonably withheld or delayed), agree to any settlement that could result in an increase in the amount of Taxes for which Buyer or any of its Affiliates are not entitled to indemnification hereunder. With respect to any examination, claim, adjustment, or other proceeding with respect to a Straddle Period, Buyer shall control the contest of such examination, claim, adjustment, or other proceeding, provided that Buyer may not, without the prior consent of the Agent (such consent not to be unreasonably withheld or delayed), agree to any settlement that could result in an increase in the amount of Taxes for which the Sellers are liable under Section 5.7(a) or (b). The parties shall cooperate with each other and with their respective Affiliates, and will consult with each other, in the conduct, negotiation and settlement of any proceeding described in this Section 5.7(c) .

(d) Except as otherwise provided by this Section 5.7(d), the Sellers will be entitled to retain, or receive prompt payment from the Buyer or the Company of, any refund or credit of Taxes for which the Sellers are responsible pursuant to Section 5.1(a) or (b), plus any interest received with respect thereto from the relevant Taxing Authority; provided, however, that Buyer or the Company shall be entitled to retain any refund resulting from a carry back of any loss or other attribute arising in any period (or portion thereof) after the Closing Date. The Sellers shall jointly and severally indemnify and hold harmless Buyer and the Company from and against any Taxes imposed as a result of a subsequent disallowance of any refund for which Buyer or the Company has reimbursed Sellers. The Buyer will, if the Sellers so request and at their expense, cause the Company to promptly file for and obtain any refunds or credits to which the Sellers are entitled under this section 5.7(d) .

(e) Sellers will pay, and will jointly and severally indemnify and hold harmless the Company, Buyer and its Affiliates from and against any transfer, documentary, sales, use, registration, stamp, value-added and other similar taxes (including all applicable real property and other gains taxes), including any penalties, interest and additions to tax, imposed in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). The Sellers and Buyer shall cooperate in timely making and filing any Tax Returns required to be filed with respect to Transfer Taxes.

(f) Buyer and the Sellers shall negotiate in good faith following the Closing to agree on the allocation of the Final Purchase Price and the liabilities of the Company among the assets of the Company and the covenants in Section 5.3 (provided that the allocation for such covenants shall be in accordance with Section 1.1(c)) . If the Buyer and the Sellers agree on such allocation (the “Allocation”), the Allocation will be conclusive and final for all purposes of this Agreement. Buyer and Sellers will each report the federal, state and local income and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation and cooperate in the preparation and filing of IRS Form 8594 under Section 1060 of the Code (or any successor form or successor provision of any future Tax law, or any comparable provisions of state, or local Tax law), with their respective federal, state and local income Tax Returns for the taxable year that includes the Closing Date.

     5.8 Benefit of Covenants. The covenants of the Sellers set forth in Sections 5.1 through 5.7 of this Article V are for the several benefit of (and without limiting the foregoing, may severally be enforced by) each of Buyer and (except for Sections 5.5 and 5.6) the Company, and their respective successors and assigns.

ARTICLE VI

SURVIVAL, INDEMNIFICATION

     6.1 Survival. All of the representations, warranties, covenants and agreements of the parties contained in this Agreement or in any other Transaction Document shall survive indefinitely (and not be affected in any respect by) the consummation of the Closing and any investigation conducted by any party hereto and any information which any party may receive (or was capable of acquiring) or knowledge he or it may have (or was capable of acquiring), in each case, whether prior to or after the date of this Agreement and whether prior to or after the Closing (it being understood and agreed that, except as otherwise expressly set forth in this Section 6.1, such representations, warranties, covenants and agreements shall survive indefinitely). Notwithstanding the foregoing, the representations and warranties of the Sellers contained in Article III hereof and the indemnity obligat ions for the inaccuracy or breach of such representations and warranties contained in Section 6.2(a) shall terminate on, and no Claim with respect thereto may be brought after, the second anniversary of the Closing Date; provided, however, that: (i) the representations and warranties contained in Sections 3.1 (Organization and Power), 3.4 (Capitalization), 3.8 (Arrangements with Related Persons), and 3.17 (Brokers), and the indemnity obligations for the inaccuracy or breach of such representations and warranties contained in Section 6.2(a), shall survive indefinitely; and (ii) the representations and warranties set forth in Sections 3.20 (Employee Benefit Plans) and 3.21 (Taxes) and the indemnity obligations for the inaccuracy or breach of such representations and warranties contained in Section 6.2(a) shall survive until the expiration of the statute of limitation applicable to the matter to which such representation or warranty relates. The representations and warranties and the applicable in demnity obligations with respect thereto pursuant to this Article VI for the inaccuracy or breach thereof that terminate pursuant to this Section 6.1, shall not terminate with respect to any Claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the Agent (in the case of a Claim pursuant to Section 6.2) or Buyer (in the case of a Claim pursuant to Section 6.3) has been given written notice from the Buyer (in the case of a Claim pursuant to Section 6.2) or the Agent (in the case of a Claim pursuant to Section 6.3) setting forth the facts upon which the claim for indemnification is based prior to the expiration of the applicable survival period.

     6.2 Indemnification by Sellers. Each Seller jointly and severally covenants to indemnify Buyer, the Company, each Affiliate of the Buyer or the Company at any time after the Closing and the respective officers, managers, directors, employees and agents of each of the foregoing at any time after the Closing (each, a “Buyer Indemnified Party”) against, and agrees to hold each Buyer Indemnified Party harmless from, any and all losses, damages, settlement payments, interest, fines or penalties and costs and expenses (including reasonable attorneys’ fees and expenses) (“Losses”) incurred or suffered by such Buyer Indemnified Party arising out of, resulting from or relating to any of the following:

(a) (x) any inaccuracy in or breach of any representation or warranty of any Seller contained in Article III or IV hereof or in any certificate required to be delivered with respect thereto, the existence of any such inaccuracy or breach being determined for this purpose (except with respect to Section 3.7(b) and the last sentence of Section 3.6) without giving effect to any materiality qualification (including qualifications indicating accuracy in all material respects) or “Material Adverse Effect” qualification (including, without limitation, qualifications indicating accuracy with such exceptions as have not, will not, would not, are not reasonably likely to, or would not reasonably be expected to have a Material Adverse Effect) set forth in such representations and warranties, or (y) any third party Claim based upon facts alleged that, if true, would constitute such a breach or inaccuracy;

(b) any breach of or failure by any Seller to perform any covenant or obligation of such Seller contained in this Agreement;

(c) mSmart, including without limitation the dividend of all the shares of mSmart common stock;

(d) Digital Lab Solutions, including without limitation the Digital Lab Solutions Sale; and

(e) the Specified Receivables Transfer.

Each Seller specifically acknowledges and agrees that any Buyer Indemnified Party may proceed against any Seller under this Section 6.2 without contemporaneously, or at any time, proceeding against any other Seller.

     6.3 Indemnification by Buyer. Buyer covenants to indemnify Sellers, their respective Affiliates at any time after the Closing and the respective officers, directors, employees and agents of each of the foregoing at any time after the Closing (each, a “Seller Indemnified Party”, and, together with the Buyer Indemnified Parties, the “Indemnified Persons”) against, and agrees to hold each Seller Indemnified Party harmless from, any and all Losses incurred or suffered by such Seller Indemnified Party arising out of, resulting from or relating to any of the following:

(a)  (x) any inaccuracy in or breach of any representation or warranty of Buyer contained in Article II hereof, or (y) any third party Claim based upon facts alleged that, if true, would constitute such a breach or inaccuracy; and

(b) any breach of or failure by Buyer to perform any covenant or obligation of Buyer contained in this Agreement.

     6.4 Limitations on Liability.

(a) Notwithstanding any other provision of this Agreement, other than in the case of fraud, the cumulative aggregate indemnity obligation of the Sellers under Section 6.2 hereof shall in no event exceed the Final Purchase Price.

(b) Notwithstanding any other provision of this Agreement, the Sellers shall not have any liability under Section 6.2(a) hereof, but only insofar as such liability relates to a breach or inaccuracy of a representation or warranty contained in Article III, other than with respect to the Special Representations, until the cumulative aggregate amount of Losses for which the Sellers, but for this sentence, otherwise would be liable under said portion of Section 6.2(a) exceeds $200,000 (the “Basket Amount”), after which the Sellers shall then be liable for the full amount of all such Losses (including without limitation such Losses up to the Basket Amount).

(c) The amount of any Loss for which indemnification otherwise is provided under Section 6.2(a) hereof shall be reduced by the amount of any reserve or other liability reflected in the Final Working Capital after the resolution of all disputes in connection therewith in accordance herewith specifically in respect of such Loss, but only to the extent such reserve or other liability has not previously been applied against Losses pursuant to this sentence.

     6.5 Claims; Payment.

(a) As promptly as is reasonably practicable after an Indemnified Person becomes aware of a Claim for indemnification under this Agreement not involving a Third Party Claim, Buyer (in the case of a Claim pursuant to Section 6.2) or the Agent (in the case of a Claim pursuant to Section 6.3) shall give notice to the Agent (in the case of a Claim pursuant to Section 6.2) or Buyer (in the case of a Claim pursuant to Section 6.3) of such Claim, which notice shall specify the facts alleged to constitute the basis for such Claim, the representations, warranties, covenants or obligations alleged to have been inaccurate or have been breached, if any, and, to the extent practicable, the amount that the Indemnified Person seeks hereunder from one or both of the Sellers (in the case of a Claim pursuant to Section 6.2) or from Buyer (in the case of a Claim pursuant to Section 6.3) (the relevant Seller or Sellers, or Buyer, as the case may be, the “Indemnifying Person"); provided, however, that the failure of the Buyer or Agent, as the case may be, to give such prompt notice shall not relieve the Indemnifying Person of its obligations under this Article VI to such Indemnified Person except to the extent that the Indemnifying Person shall have been materially prejudiced thereby (and, in any event, any such relief shall apply only with respect to such specific Claim for indemnification).

(b) The Indemnifying Person shall pay the Indemnified Person in immediately available funds on an as incurred basis promptly after the Buyer or Agent, as the case may be, provides the Indemnifying Person with written notice of a Claim pursuant to this Agreement. Without limitation of Buyer’s rights under the Escrow Agreement, Buyer shall have the right in its discretion from time to time to apply (by means of set-off, reduction or otherwise) any amount then payable by Buyer or any of its Affiliates to any Seller under this Agreement or any Transaction Document against, or otherwise to hold back all or any portion of any such amount then so payable by Buyer or any of its Affiliates to any Seller to provide for the payment of, all or any portion of any amount payable, or in good faith asserted by Buyer to be payable, by any Seller or Sellers to any Buyer Indemnified Party pursuant to Article 6. Any amount which is in fact payable, or in the good faith opinion of Buyer is reasonably likely in the future to become payable, to any Buyer Indemnified Party pursuant to this Article 6, shall be considered to be “payable” within the meaning of the preceding sentence of this Section 6.5(b) . It is understood and agreed that to the extent Buyer is entitled to indemnification hereunder and determines in its sole discretion to accept satisfaction of such indemnification obligation with TSC Stock, such stock shall be valued at $11.88 per share subject to equitable adjustment in the event of any increase or decrease in the number of such shares of common stock of TSC resulting from a stock split, stock combination or the payment of a stock dividend with respect to such shares or other similar event.

     6.6 Notice of Third Party Claims; Assumption of Defense. Buyer (in the case of a Claim pursuant to Section 6.2) or the Agent (in the case of a Claim pursuant to Section 6.3) shall give notice (“Third Party Claim Notice”) as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any Claim by any Person not a party hereto against an Indemnified Person (a “Third Party Claim”) in respect of which indemnity may be sought by an Indemnified Person under this Agreement (which notice shall specify in reasonable detail the nature and amount, to the extent practicable, of such Third Party Claim); provided, however, that the failure of Buyer or the Agent to give such notice shall not relieve the Indemnifying Person of its obligations under this Article VI to such Indemnified Person except to the extent that the Indemnifying Person shall have been materially prejudiced thereby (and, in any event, any such relief shall apply only with respect to such specific Third Party Claim). If (i) in the case of a Claim pursuant to Section 6.2(a), the Basket Amount has been exceeded or is not applicable (or the Indemnifying Person, within the 15-day period referred to below in this sentence, irrevocably and unconditionally waives the applicability of the Basket Amount to the Third Party Claim) and (ii) the Indemnifying Person confirms in writing to Buyer (in the case of a Claim pursuant to Section 6.2) or the Agent (in the case of a Claim pursuant to Section 6.3) within 15 days after receipt of the Third Party Claim Notice the Indemnifying Person’s responsibility to indemnify and hold harmless the Indemnified Person therefor and within such 15-day period demonstrates to Buyer’s (in the case of a Claim pursuant to Section 6.2) or the Agent’s (in the case of a Claim pursuant to Section 6.3) reasonable satisfaction that, as of such time, the Indemnifying Person has sufficient financial resources in order to indemnify for the full amount of any potential liability in connection with such Third Party Claim, the Indemnifying Person may elect to assume control over the compromise or defense of such Third Party Claim at such Indemnifying Person’s own expense and by such Indemnifying Person’s own counsel, which counsel will be reasonably satisfactory to Buyer (in the case of a Claim pursuant to Section 6.2) or the Agent (in the case of a Claim pursuant to Section 6.3) . If the Indemnifying Person so elects to assume control over the compromise and defense of such Third Party Claim, the Indemnifying Person shall within such 15 days (or sooner, if the nature of the asserted Third Party Claim so requires) notify Buyer (in the case of a Claim pursuant to Section 6.2) or the Agent (in the case of a Claim pursuant to Section 6.3) of such Indemnifying Person’s intent to do so, and the Indemnified Person shall cooperate, at the expense of the Indemnifying Person, in the compromise of, or defense against, such Third Party Claim; provided, however, that: (i) the Indemnified Person may, if such Indemnified Person so desires, employ counsel at such Indemnified Person’s own expense to assist in the handling (but not control the defense) of any Third Party Claim; (ii) the Indemnifying Person shall keep the Indemnified Person advised of all material events with respect to any Third Party Claim; (iii) the Indemnifying Person shall obtain the prior written approval of the Indemnified Person before ceasing to defend against any Third Party Claim or entering into any settlement, adjustment or compromise of such Third Party Claim involving injunctive or similar equitable relief or other non-monetary relief against any Indemnified Person or any of its Affiliates; and (iv) no Indemnifying Person will, without the prior written consent of each Indemnified Person (with respect to Third-Party Claims (A) not involving injunctive or similar equitable relief or other non-monetary relief being asserted against the Indemnified Person, such approval shall not be unreasonably withheld, conditioned or delayed and (B) involving injunctive or similar equitable relief or other non-monetary relief being asserted against the Indemnified Person, such approval may be withheld, conditioned or delayed for any or no reason), settle or compromise or consent to the entry of any judgment in any pending or threatened action in respect of which indemnification may be sought hereunder (whether or not any such Indemnified Person is a party to such action), unless such settlement, compromise or consent by its terms obligates the Indemnifying Person to pay the full amount of the liability in connection with such Third Party Claim, includes an unconditional release of all such Indemnified Persons from all liability arising out of such Third Party Claim, and will not involve the finding or admission of any violation of Law by the Indemnified Person. Notwithstanding anything contained herein to the contrary, the Indemnifying Person shall not be entitled to have sole control over (and if it so desires, the Indemnified Person shall have sole control over) the defense, settlement, adjustment or compromise of (but the Indemnifying Person shall nevertheless be required to pay all Losses incurred by the Indemnified Person in connection with such defense, settlement or compromise but only to the extent the Indemnifying Person is required to indemnify for such Losses in accordance with this Agreement): (i) any Third Party Claim that seeks an order, injunction or other equitable or non-monetary relief against any Indemnified Person or any of its Affiliates; (ii) any Claim that is the subject of such Third Party Claim in which both the Indemnifying Person and the Indemnified Person are named as parties and either the Indemnifying Person or the Indemnified Person determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a conflict of interest between such parties may exist in respect of such Claim; (iii) any Claim that is the subject of such Third Party Claim after such time as the aggregate amount of Losses for which Sellers are required to indemnify the Buyer Indemnified Parties pursuant to Section 6.2 (including without limitation the Losses related to such Third Party Claim) are reasonably expected to exceed the Final Purchase Price; and (iv) any Claim that is the subject of such Third Party Claim relating to Taxes of Buyer or the Company or any of their respective Affiliates. If the Indemnifying Person elects not to assume (or is precluded by the terms hereof from assuming) control over the compromise or the defense of such Third Party Claim, fails to timely and properly notify the Indemnified Person of its election as herein provided, or, at any time after assuming such defense, fails to diligently defend against such Third Party Claim in good faith or fails to have sufficient financial resources to pay the full amount of such potential liability in connection with such Third Party Claim, the Indemnified Person may, at the Indemnifying Person’s expense, pay, compromise or defend against such Third Party Claim (but the Indemnifying Person shall nevertheless be required to pay all Losses incurred by the Indemnified Person in connection with such defense, settlement or compromise but only to the extent the Indemnifying Person is required to indemnify for such Losses in accordance with this Agreement).

     6.7 Purchase Price Adjustments. To the extent permitted by Law, any amounts payable under this Article VI shall be treated by Buyer and Sellers as an adjustment to the Base Purchase Price.

     6.8 Application to Taxes. This Article VI shall have no application to indemnification claims with respect to Taxes that are subject to Section 5.7, which shall be governed exclusively by Section 5.7.

ARTICLE VII

MISCELLANEOUS

     7.1 Expenses. Other than as provided in Section 5.7(e) of this Agreement, each of Buyer and Sellers shall pay such Person’s own, and the Sellers jointly and severally shall pay the Company’s, fees and expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by such party (or by the Company in the case of the Sellers) in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby; provided, however, that Sellers shall, prior to or simultaneously with the consummation of the Closing, pay an amount of $215,000 to Marcum & Kliegman LLP in payment of fees and expenses under the engagement letter dated June 21, 2007 by and among Marcum & Kliegman LLP, Sellers and TSC, as amended.

     7.2 Notices. All notices or other communications required or permitted hereunder shall be given in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, facsimile or e-mail (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address, facsimile number or e-mail address set forth below or such other address, facsimile number or e-mail address as such party may hereafter specify by notice to the other parties hereto given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile (or, if delivered or transmitted after normal business hours, on the next Business Day) or e-mail or like transmission, on the next Business Day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail:

If to Buyer:

TheStreet.com, Inc.
14 Wall Street, 15th Floor
New York, NY 10005
Fax No.: (212) 321-5013
E-mail Address: Tom.Clarke@thestreet.com
Attention: Chief Executive Officer

with a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Fax No.: (212) 422-4726
E-mail Address: lefkowit@hugheshubbard.com
Attention: Kenneth A. Lefkowitz

If to any Seller, to Agent at the following address:

Gregg Alwine
40 Radcliffe Drive
Huntington, NY 11743
Fax No.: (202) 764-8905
E-mail Address: galwine@yahoo.com

with a copy to:

OlenderFeldman LLP
2480 Morris Avenue
Union, NJ 07083
Fax No.: (908) 810-6631
E-mail Address: Kolender@olenderfeldman.com
Attention: Kurt D. Olender, Esq.

     7.3 No Third Party Beneficiary; Assignment. Except as expressly provided in Article VI with respect to Buyer Indemnified Parties and Seller Indemnified Parties and subject to the last sentence of this Section 7.3, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other party, except that Buyer may assign any of its rights or interests hereunder after the Closing without the consent of any Seller or the Agent, provided, further, that no such assignment shall relieve Buyer of any of its obligations hereunder. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio. For the avoidance of doubt, anything in this Section 7.3(a) (or Article VI) to the contrary notwithstanding, (i) Buyer and Agent each may make indemnification claims on behalf of, and otherwise act of behalf of, one or more Buyer Indemnified Parties and Seller Indemnified Parties, respectively, as contemplated by Article VI hereof and (ii) Buyer may assign or delegate to the Company (or any of its successors or assigns), all rights or obligations, respectively, of Buyer under Article VI in respect of the Company as an Indemnified Person. The Company and its successors and assigns are hereby constituted express third party beneficiaries of Articles V (other than Sections 5.5 and 5.6) and VII hereof.

     7.4 Entire Agreement. This Agreement and the other Transaction Documents (including the Exhibits hereto and thereto) embody the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and merges in, supersedes and cancels all prior written or oral commitments, arrangements or understandings with respect hereto, including the Mutual Non-Disclosure Agreement dated June 13, 2007 between the Company and TSC, and the exclusivity letter dated June 13, 2007 between Company and TSC.

     7.5 Modifications, Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto. Any party hereto may, only by an instrument in writing and only as to itself, waive compliance by any other party hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

     7.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original, and will become effective when one or more counterparts have been signed by a party and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 7.6, provided that receipt of copies of such counterparts is confirmed.

     7.7 Severability. To the fullest extent that they may effectively do so under applicable Law, the parties hereto hereby waive any provision of Law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect. Such parties further agree that any provision of this Agreement which, notwithstanding the preceding sentence, is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows: (a) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be; (b) without limitation of clause (a), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; and (c) without limitation of clause (a) or (b), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof.

     7.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AS TO ALL MATTERS, INCLUDING TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT AND PERFORMANCE.

     7.9 Submission to Jurisdiction; Waivers. Each party to this Agreement hereby irrevocably and unconditionally:

(a) (i) agrees that, except as provided in Section 1.4, any suit, action or proceeding instituted against it or him by any other party to this Agreement or any other Transaction Agreement with respect to this Agreement or any other Transaction Document may be instituted, and that any suit, action or proceeding by it or him against any other party to this Agreement or any other Transaction Agreement with respect to this Agreement or any other

Transaction Document shall be instituted, only in the courts of the State of New York or the courts of the United States, located in the City of New York in the Borough of Manhattan (and appellate courts from the foregoing), (ii) consents and submits, for itself or himself and its or his property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against it or him by the other and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law;

(b) agrees that service of all writs, process and summonses in any suit, action or proceeding pursuant to Section 7.9(a) may be effected by the mailing of copies thereof by registered or certified mail, postage prepaid, to Agent (in the case of any such service on the Agent or any Seller) or Buyer, as the case may be, at the addresses for notices pursuant to Section 7.2 hereof (with copies to such other Persons as specified therein); provided, however, that nothing contained in this Section 7.9 shall affect the right of any Seller, Agent or Buyer, as the case may be, to serve process in any other manner permitted by Law;

(c) (i) waives any objection which it or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Transaction Document brought in any court specified in Section 7.9(a), (ii) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees not to plead or claim either of the foregoing;

(d) WAIVES ANY RIGHT IT OR HE MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY; and

(e) to the extent it or he has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or himself, or its or his property, hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement and the other Transaction Documents.

     7.10 No Presumption. With regard to each and every term of this Agreement and the other Transaction Documents, the parties hereto understand and agree that the same have been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term of this Agreement or any other Transaction Document.

     7.11 Representative of Sellers.

(a) Each Seller constitutes and appoints the Agent as his agent and true and lawful attorney in fact, with full power and authority in such Seller’s name and on such Seller’s behalf, (i) to take such action, and to exercise such powers, under this Agreement or the Escrow Agreement as are delegated to, or otherwise contemplated to be taken or exercised by, the Agent by the terms hereof or of the Escrow Agreement, and (ii) to take such other action, and to exercise such other powers, as are reasonably incidental to the matters described in clause (i), and the Agent hereby irrevocably accepts such appointment.

(b) This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of any Seller or by operation of law, whether by the death or incapacity any Seller or by the occurrence of any other event. Each Seller hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Agent pursuant to this Section 7.11. Each Seller agrees that the Agent shall have no obligation or liability to any Person for any action or omission taken or omitted by the Agent in good faith hereunder, and each of the Sellers shall, on a proportionate basis in accordance with his ownership interest in the Company, indemnify and hold the Agent harmless from and against any and all loss, damage, expense or liability (including reasonable counsel fees and expenses) which the Agent may sustain as a result of any such action or omission by the Agent hereunder.

(c) Buyer and the Escrow Agent shall be entitled to rely upon any document or other paper delivered by the Agent as (i) genuine and correct and (ii) having been duly signed or sent by the Agent, and neither Buyer nor Escrow Agent shall be liable to any Seller for any action taken or omitted to be taken by Buyer or such Escrow Agent in such reliance.

[The next page is the signature page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TP NEWCO LLC

By: /s/ Thomas J. Clarke, Jr.
Name: Thomas J. Clarke, Jr.
Title: President

/s/ David Barnett
Name: David Barnett

/s/ Gregg Alwine
Name: Gregg Alwine

/s/ Gregg Alwine	, as Agent
Name: Gregg Alwine

Corsis Technology Group II, LLC hereby (i) acknowledges and consents to the foregoing Membership Interest Purchase Agreement, including without limitation the consummation of the Closing thereunder, for all purposes of the LLC Agreement (as defined therein), (ii) waives any rights that it may have under the LLC Agreement (including without limitation under Section 7 thereof) in connection with the consummation of the transactions contemplated by the Membership Interest Purchase Agreement, including without limitation the consummation of the Closing thereunder, and (iii) consents and agrees that automatically upon consummation of the Closing, Sellers shall cease to be members, and Buyer shall become the sole member and equityholder, of Corsis Technology Group II, LLC.

CORSIS TECHNOLOGY GROUP II, LLC

By:	/s/ David Barnett
Name: David Barnett Title: President

GLOSSARY OF DEFINED TERMS

	Section		Section

Acceptance Notice	5.6	Seller	Recitals
Agent	Recitals	Seller Indemnified Party	6.3
Agreement	Recitals	Sellers	Recitals
Allocation	5.7(f)	Statement	1.4(b)
Alwine Employment Agreement	1.3(a)(vi)	Straddle Period	5.7(b)
Assignment Agreement	1.3(a)(i)	Third Party Claim	6.6
Barnett Employment Agreement	1.3(a)(v)	Third Party Claim Notice	6.6
Base Purchase Price	1.1(b)	Transfer Taxes	5.7(e)
Basket Amount	6.4(b)	TSC	1.1(b)
Buyer	Recitals	TSC Stock	1.1(b)
Buyer Indemnified Party	6.2	Units	Recitals
Closing	1.2
Closing Date	1.2
Common Stock	1.1(b)
Company	Recitals
Company Securities	3.4(b)
Confidential Information	5.2
Confidential Intellectual Property	3.13(f)
Dispute Notice	1.4(c)
Escrow Agreement	1.3(a)(iv)
Escrow Shares	1.1(b)
Final Closing Debt	1.4(c)
Final Working Capital	1.4(c)
First Refusal Notice	5.6
Hazardous Substance	3.16(b)
Indemnified Persons	6.3
Indemnifying Person	6.5(a)
Independent Accounting Firm	1.4(c)
Interim Balance Sheet	3.5
Interim Financial Statements	3.5
Losses	6.2
Offered TSC Stock	5.6
Permits	3.15
Pre-Closing Period	5.7(a)
Preliminary Statement	1.4(a)
Proposed Transferee	5.6
Qualifying Offer	5.6
Restricted Activity	5.3(a)
Restricted Employee	5.3(a)(ii)
Restricted Period	5.3(a)
Reviewed Balance Sheet	3.5
Reviewed Financial Statements	3.5

EXHIBIT A

CERTAIN DEFINED TERMS

     For purposes of the Agreement to which this Exhibit A is attached, the following terms shall have the respective meanings specified below.

     “Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, Controls or is Controlled by or is under common Control with such first Person.

     “Associate” of a specified Person means (i) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities, or of any class of equity securities, of such specified Person or any of its Affiliates, (ii) any Person 5% or more of whose outstanding voting securities, or 5% or more of whose outstanding equity securities of any class, are directly or indirectly owned, controlled or held with power to vote by such specified Person or any of its Affiliates or (iii) any director, officer or manager of such specified Person or any of its Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director, officer or manager or of such specified Person.

     “Bonus Amount” means $157,000.

     “Business Day” means a day other than Saturday, Sunday or any other day which commercial banks in New York, New York are authorized or required by Law to close.

     “Claim” means any claim, action, suit, litigation, investigation, inquiry, review, demand, request for information or proceeding.

     “Closing Debt” means all Debt as of immediately after the consummation of the Closing and after giving effect to the Closing but without giving effect to any payments made by Buyer or any of its Affiliates to pay off the Merrill Lynch Financing.

     “Code” mean the Internal Revenue Code of 1986, as amended, including the rules and regulations thereunder.

     “Company Contract” means any Contract to which the Company is a party or by which the Company otherwise is bound.

     “Control” or “Controlled” shall mean, with respect to any Person, the affirmative power to direct or cause the direction of the management and policies of such Person (whether through ownership of securities, partnership or membership interests or other interests, by contract, by membership or involvement in the board of directors, management committee or other management structure of such Person or otherwise).

     “Contract” means any contract, agreement, license, commitment, plan or arrangement, (in writing, oral or otherwise).

     “CMT LLC” means Corsis Marketing Technologies LLC, a limited liability company organized under the laws of the State of New York.

     “CTS Inc.” means Corsis Technology Services, Inc., a New York corporation.

     “Current Assets” means the current assets of the Company upon consummation of the Closing as they would be reflected on the face of a balance sheet of the Company as of the Closing Date (and after giving effect to the Closing) and prepared in accordance with Section 1.4(b) of this Agreement; provided, however, that (i) any accounts receivable outstanding as of the ninetieth (90th) day after the Closing Date that have not yet been collected by the Company shall be excluded from Current Assets and (ii) in no event shall “due from affiliates” be deemed a current asset.

     “Current Liabilities” means the current liabilities of the Company upon consummation of the Closing (including without limitation all liabilities of the Company arising as a result of the consummation of the Closing, but excluding Closing Debt) as they would be reflected on the face of a balance sheet of the Company as of the Closing Date (and after giving effect to the Closing) and prepared in accordance with Section 1.4(b) of this Agreement.

     “Debt” means (a) all of the indebtedness for borrowed money of the Company, (b) all obligations of the Company evidenced by notes, bonds, performance or surety bonds, debentures or similar instruments (including capital lease obligations), (c) all indebtedness of the Company created or arising under any conditional sale or other title retention agreement, (d) all outstanding obligations of the Company under acceptance, letter of credit or similar facilities, (e) all indebtedness of the type described in clauses (a) and(b) above guaranteed, directly or indirectly, in any manner by the Company, including interest and penalties thereon, (f) any indebtedness of the type described in clauses (a) and (b) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets or property owned by the Company, (g) all accrued but unpaid interest (or interest equivalent) to the date of determination related to any items of indebtedness of the type described in clauses (a) through (e) above, and (h) all obligations of the Company for the deferred purchase price of property or services.

     “Differential” means, for any party, the sum of (a) the difference between (i) such party’s determination of Working Capital as initially submitted to the Independent Accounting Firm pursuant to Section 1.4 and (ii) the Working Capital as determined by the Independent Accounting Firm in accordance with Section 1.4(c) and (b) the difference between (i) such party’s determination of Closing Debt as initially submitted to the Independent Accounting Firm pursuant to Section 1.4 and (ii) the Closing Debt as determined by the Independent Accounting Firm in accordance with Section 1.4(c) .

     “Digital Lab Solutions” means Digital Lab Solutions LLC, a limited liability company organized under the laws of the State of New York.

     “Digital Lab Solutions Sale” means the sale by the Company of its 30% limited liability company interest in Digital Lab Solutions, which was consummated on February 28, 2007.

     “Employee Benefit Plan” means any pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, stock appreciation, phantom stock or other equity based arrangement, incentive, bonus, commission, performance, vacation, employment, consulting, termination, retention, change of control, severance, golden parachute, disability, hospitalization, medical, dental, vision, disability, life insurance cafeteria, flexible spending account, or other employee benefit plan, program, policy, agreement or arrangement, including without limitation, any “employee benefit plan” (as defined under Section 3(3) of ERISA), which the Company sponsors or maintains, or to which the Company contributes or is required to contribute, or with respect to which the Company has any liability (contingent or otherwise), whether or not written.

     “Environmental Laws” means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any Governmental Authority or other third party, whether now or hereafter in effect, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

     “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company as currently conducted.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

     “ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

     “Escrow Agent” means JP Morgan Chase Bank, N.A..

     “Estimated Closing Working Capital” means the good faith estimate by the Sellers of the Working Capital of the Company, based on the most recent month-end balance sheet and other information available to the Sellers at the time of the preparation of such estimate, with such adjustments as the Sellers reasonably believe are necessary to reflect their good faith estimate of changes from the date of such balance sheet until the consummation of the Closing.

     “Estimated Closing Debt” means the good faith estimate by the Sellers of Closing Debt, based on the most recent month-end balance sheet and other information available to the Sellers at the time of the preparation of such estimate, with such adjustments as the Sellers reasonably believe are necessary to reflect their good faith estimate of changes from the date of such balance sheet until the consummation of the Closing.

     “Family Member” means, with respect to any Seller, (i) the spouse of such Seller, (ii) the direct descendants of such Seller, (iii) any trust whose sole beneficiary is one of the foregoing persons, or (iv) the estate of such Seller or a trust whose sole beneficiary is the estate.

     “Final Purchase Price” means $20,215,000, (i) plus an amount, if any, equal to the amount by which the Final Working Capital exceeds the Target Working Capital, (ii) minus an amount, if any, equal to the amount by which the Target Working Capital exceeds the Final Working Capital, (iii) minus the amount, if any, of the Final Closing Debt, (iv) minus the Specified Receivables Amount and (v) minus the Bonus Amount.

     “Government Authority” means any foreign, United States or international, federal, state or local (or any subdivision thereof), agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

     “Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, byproducts and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

     “Initial Cash Purchase Price” means $8,247,446.87.

     “Intellectual Property Rights” means all worldwide rights in and to (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software, (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law, including without limitation all rights of priority under international conventions and (xii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

     “Knowledge” means, with respect to the Company, the actual knowledge of the Sellers after due inquiry.

     “Law” or “Laws” means all statutes, codes, ordinances, decrees, rules, regulations, standards, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, injunctions, decisions, rulings or awards, policies or other requirement of any Government Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used.

     “Leased Real Property” means any real property leased, subleased or licensed by the Company as tenant, subtenant or licensee, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

     “Licensed Intellectual Property Rights” means all Licensed-In Intellectual Property Rights and all Licensed-Out Intellectual Property Rights.

     “Licensed-In Intellectual Property Rights” means all Intellectual Property Rights licensed from third parties by the Company.

     “Licensed-Out Intellectual Property Rights” means all Intellectual Property Rights licensed to third parties by the Company.

     “Lien” means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, obligation, tenancy, license, covenant, right-of-way, easement or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or any other Law of any jurisdiction).

     “LLC Agreement” means that certain Operating Agreement of the Company, dated February 22, 2002, by and between David Barnett and Gregg Alwine.

     “Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets, or results of operations of the Company.

     “Membership Interest” shall mean the interest of a member in the Company, including without limitation rights to distributions (liquidating or otherwise), allocations, information, to participate in management, and to consent or approve.

     “Merrill Lynch Financing” means WCMA Loan and Security Agreement No. 857-07006 and Term Loan No. 9129909654, each by and between Merrill Lynch Business Financial Services Inc. and the Company

     “mSmart” means mSmart Inc, a New York corporation (which is in the process of converting to a Delaware corporation).

     “Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

     “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     “Ordinary Course of Business” means actions and operations that are (a) consistent with the past practices of the Company, (b) taken in the ordinary course of the normal, day-today operations of the Company, (c) not required to be authorized by consent of the management committee or the members of the Company or by any Governmental Authority and (d) consistent with the representations and warranties set forth in Section 3.11.

     “Owned Intellectual Property Rights” means all Intellectual Property Rights owned by or exclusively licensed to the Company, or as to which the Company has the right to an assignment of ownership, whether separately or jointly.

     “Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, limited liability company, limited liability partnership, estate, association, trust, joint stock company, company or other form of business or legal entity or organization, or any Governmental Authority.

     “Promotions Acquisition” means the acquisition of certain assets and liabilities by the Company pursuant to that certain Asset Purchase Agreement, dated as of July 25, 2007, by and between the Company and Promotions.com Inc., a Delaware corporation.

     “RTL LLC” means Runtime Labs LLC, a limited liability company organized under the laws of the State of New York.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission from time to time.

     “Special Representations” means the representations and warranties set forth in Sections 3.1 (Organization and Power), 3.4 (Capitalization), 3.8 (Arrangements with Related Persons), 3.17 (Brokers), 3.20 (Employee Benefit Plans) and 3.21 (Taxes).

     “Specified Receivables” means the amounts due from affiliates listed on Schedule A hereto.

     “Specified Receivables Amount” means $581,710, constituting the principal amount of the Specified Receivables and all interest accrued thereon through the Closing Date.

     “Specified Receivables Transfer” means the transfer immediately prior to the consummation of the Closing of the Specified Receivables by the Company to the Sellers.

     “Target Working Capital” means $0.00.

     “Tax” or “Taxes” means any Federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, estimated, payroll, employment, environmental, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum or other tax, assessment, duty or similar charge of any kind, including any interest, penalty or addition thereto, whether disputed or not.

     “Tax Returns” means any return, report, information return or other document (including schedules, any related or supporting information or any amendments thereto) filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

     “Taxing Authority” means any governmental or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

     “Transaction Document” means this Agreement and the other agreements, instruments, certificates and documents contemplated hereby and thereby, including each exhibit and schedule hereto and thereto.

     “Working Capital” means Current Assets minus Current Liabilities.

EXHIBIT B

FORM OF ASSIGNMENT AGREEMENT

B-1

EXHIBIT C

FORM OF ESCROW AGREEMENT

C-1

EXHIBIT D-1

FORM OF BARNETT EMPLOYMENT AGREEMENT

D-1-1

EXHIBIT D-2

FORM OF ALWINE EMPLOYMENT AGREEMENT

D-2-1

EXHIBIT E

FORM OF GENERAL RELEASE

E-1